EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2015, with respect to the consolidated financial statements included in the Annual Report of Evolving Systems, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Evolving Systems, Inc. on Forms S-8 (File No. 333-191046, effective September 6, 2013, File No. 333-167858, effective June 29, 2010, File No. 333-144852, effective July 25, 2007 and File No. 333-116085, effective June 2, 2004).

/s/ FRIEDMAN LLP
East Hanover, New Jersey
March 17, 2015